Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-50808) of TECO Capital Trust I of our report dated March 26, 2004 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2004 relating to the financial statements of TECO Energy, Inc., which appears in the Annual Report to Shareholders, which is incorporated by reference in the TECO Energy, Inc. Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 2, 2004 relating to the financial statement schedules, which appears in the TECO Energy, Inc. Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Tampa, Florida

March 26, 2004